Exhibit 99.1

SOURCE PETROLEUM WELCOMES TARIK G. ELSAGHIR TO BOARD.

September 22, 2006

CALGARY, ALBERTA – Source Petroleum Inc. (OTCBB: SOPO) is pleased to announce the appointment of Tarik Elsaghir to its board of directors where Mr. Elsaghir will be playing a key role in corporate finance and development.

Tarik G. Elsaghir has over 10 years experience managing numerous multi-million dollar projects. He was recently Vice President within the Walton Group of Companies. Walton is Canada’s premier land banking real estate Company, which has over 200 employees and manages real estate assets with a build out value of over $3Billion. During his four-year tenure, the company experienced exponential growth; the sales for the company grew by over 500%. Tarik played an active role in introducing new products and procedures to manage the rapid growth. Most recently, he was instrumental in obtaining a term sheet financing for proceeds up to $300 Million from a tier 1 investment-banking firm in Canada.

Mr. Elsaghir was born and raised in Calgary, Alberta, Canada. And acquired a Bachelor’s of Commerce degree specializing in Finance, from the University of Calgary.

Mr. Elsaghir has extensive knowledge of the public markets, he is currently a director of a public company listed on the Toronto Stock Exchange Venture market and has assisted in financing and providing corporate consultation to numerous public companies.. During a five-year tenure with a Canadian technology company, Mr. Elsaghir was responsible for automating and establishing the trading rules for several National Stock Exchanges globally.

For further information, please contact:
Tasso Baras at 877-738-3882